UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2013

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035-7405
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2013, Robert M. Dennerlein was appointed by the Board of Directors (the “Board”) of Dialogic Inc. (the “Company”) to serve as the Company’s Executive Vice President, Finance and Chief Financial Officer, effective September 23, 2013. In this role, Mr. Dennerlein will serve as the Company’s principal financial officer. Mr. Dennerlein is 53 years old, and from January 2006 until July 2013, Mr. Dennerlein served as chief financial officer for Raritan, Inc , a provider of data center solutions for controlling and monitoring IT infrastructure and energy management. From May 2003 until January 2006, Mr. Dennerlein served as chief financial officer for Globix, Inc, a provider of managed application services, IP infrastructure management and optical networking solutions and, from January 2003 to May 2003, as vice president and controller. Prior to joining Globix, from August 2001 until January 2003, Mr. Dennerlein served as vice president and controller for OpNext, Inc., a global optical components joint venture created by a spinoff from Hitachi and a venture capital investment by Clarity Partners. From July 1999 until August 2001, Mr. Dennerlein served as the director of accounting and external reporting for Agere Systems, Inc. (formerly the Microelectronics division of Lucent Technologies), a global manufacturer of optical components and integrated circuits for the telecommunications industry. From June 1992 until July 1999, Mr. Dennerlein held various management positions at International Specialty Products, Inc., a global specialty chemicals manufacturer. Mr. Dennerlein is a Certified Public Accountant and received a Masters in International Business degree from Seton Hall University. He also holds a Bachelor of Science in Accounting from Seton Hall University.

On September 17, 2013, the Company entered into an offer letter with Mr. Dennerlein (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Dennerlein is entitled to an annual base salary of $300,000, less applicable deductions and withholdings, and is eligible to receive an annual performance-based incentive bonus with a target equal to 50% of his annual salary at the discretion of the Board, based on the achievement of performance objectives as determined by the Board and the chief executive officer.

In the event the Company terminates Mr. Dennerlein’s employment without Cause or Mr. Dennerlein resigns for Good Reason (as such terms are defined in the Offer Letter) at any time, Mr. Dennerlein will be entitled to receive (i) a cash payment equal to 12 months of his then-current base salary, (ii) his pro-rated bonus for such period if earned, and (iii) cash payments made over time in an amount equal to the cost of continuing health insurance benefits for Mr. Dennerlein and his covered dependents up to 12 months upon Mr. Dennerlein s timely election of COBRA continuation coverage (such benefits as described in the preceding sentence collectively referred to as the “Severance Benefits”). In each case, receipt of the Severance Benefits by Mr. Dennerlein is subject to (x) his continued compliance with the obligations under his proprietary information and invention agreement with the Company while receiving such Severance Benefits, (y) the execution of a general release in favor of the Company, and (z) his resignation from the Board if he is a member at the time of termination.

If the Company terminates Mr. Dennerlein’s employment without Cause or Mr. Dennerlein resigns for Good Reason on or within 12 months following the closing of a Change of Control (as defined in the Offer Letter), Mr. Dennerlein will receive acceleration of vesting of his then-outstanding compensatory stock grants, as of the date of such termination, in addition to the Severance Benefits described above.

In accordance with the terms of the Offer Letter, subject to approval of the Board, Mr. Dennerlein will be issued stock option and/or restricted stock units with the aggregate value of $300,000, based on the closing price per share of the Company’s Common Stock on the OTC Bulletin Board on the grant date. This grant will be subject to vesting and will be made pursuant to the terms of the Company’s stock option plan at the time of the grant, as such stock option plan may be modified from time to time.

The foregoing summary of the Offer Letter is qualified in its entirety by the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Dennerlein and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Dennerlein and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter by and between Dialogic Inc. and Robert M. Dennerlein executed by Dialogic Inc. on September 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: September 23, 2013

	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter by and between Dialogic Inc. and Robert M. Dennerlein executed by Dialogic Inc. on September 17, 2013.